Exhibit 99.1

Media Contact:
Michelle Campbell
678.443.2307

For Immediate Release

CHARYS HOLDING COMPANY, INC. COMMENCES CHAPTER 11 REORGANIZATION TO IMPLEMENT PRE-NEGOTIATED RESTRUCTURING

Operating subsidiaries are not included in the chapter 11 reorganization filings

Business and operations will continue without interruption

CEO Billy V. Ray, Jr. resigns, Director and EVP Michael Oyster appointed CEO

ATLANTA, GA – FEBRUARY 14, 2008 – Charys Holding Company, Inc. (Pink Sheets: CHYS) today announced that, to implement certain pre-negotiated agreements in principle with its largest creditors that will reduce debt, rationalize its capital structure and provide a platform for future profitability, it has filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. Crochet & Borel Services, Inc., a non-operating subsidiary of Charys, also filed a Chapter 11 case. Charys’ operating subsidiaries were not included in the Chapter 11 filings.

Chief Executive Officer and Chairman of the Board of Directors, Billy V. Ray, Jr. has resigned and Michael Oyster, Executive Vice President and Director, has been appointed as the Chief Executive Officer and President of Charys. David Gergacz, the Chairman of the Audit Committee of the Board, has been elected Chairman of the Board.

Charys announced that it has been engaged in substantive discussions with its largest creditors and has reached an agreement in principle with certain holders (or managers of accounts that hold) approximately 62% of the approximately $201 million in principal amount of Charys’ 8.75% Senior Convertible Notes due 2012 (the “Convertible Notes”). The agreement in principle forms the basis of a Chapter 11 plan of reorganization under which, among other things, (a) in excess of $160 million of the Convertible Notes would be converted into a substantial majority of the common equity of the reorganized company, and (b) existing subordinated debt and existing equity interests in Charys each would be canceled, and the holders thereof would receive no distribution or consideration. Charys also has reached agreements in principle to eliminate over $72 million in debt obligations arising out of the acquisition of its largest operating subsidiaries and to provide for the continued critical leadership and other services by key management within the organization. Charys will utilize the Chapter 11 process to implement the terms of such agreements.

The implementation of the agreements in principle is dependent upon a number of factors, including final documentation, the filing of a plan of reorganization, the approval of a disclosure statement and confirmation and consummation of the plan of reorganization in accordance with the provisions of the Bankruptcy Code.

“The agreements with our key creditors allow Charys to continue focusing on our business and for us to emerge a stronger, more viable company with a healthy balance sheet,” said Michael Oyster, Charys CEO.

Charys emphasized that normal operations will continue at its subsidiaries during the restructuring process. “The operating businesses are well-managed, competitive, and expected to experience high growth opportunities in the near term,” said Oyster.

About Charys Holding Company, Inc.
Headquartered in Atlanta, Georgia, Charys is a publicly traded company providing infrastructure services in two primary markets. In the remediation and reconstruction markets, Charys services include emergency planning and coordination, response to catastrophic losses, reconstruction and restoration and environmental remediation. In the wireless communications and data infrastructure markets, Charys provides an array of services including engineering, program management, construction, installation and maintenance, tower services, radio and advanced technology implementation and integration services to large service providers and other business enterprises. http://www.charys.com/

Forward-Looking Statement
This press release includes "forward looking statements" as defined by the Securities and Exchange Commission (the "SEC"). Forward-looking statements include all statements that do not relate solely to historical or current facts. These forward-looking statements are based on the current plans and expectations of our management and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. These factors include, but are not limited to: economic conditions affecting the telecommunication and remediation industries; the adverse effect of legislation and other matters affecting the industries; increased competition in the industry; our dependence on certain customers; the risk that we may not be able to retain and attract customers; the risk that we may not be able to retain critical vendors; the availability of and costs associated with potential sources of financing, including interim financing and bankruptcy court approval thereof; the loss of key personnel; the risk that we may not be able to attract and retain new qualified personnel; difficulties associated with integrating acquired businesses and customers into our operations; material deviations from expected future workers' compensation claims experience; ability to collect on accounts receivable; the carrying values of deferred income tax assets and goodwill, which may be affected by future operating results; the availability of capital or letters of credit necessary to meet state-mandated surety deposit requirements; and government regulation.